Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Biostage, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements of Biostage, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Biostage, Inc. for the year ended December 31, 2019.

 /s/ RSM US LLP

Boston, Massachusetts

June 22, 2020